Exhibit 99

SP Plus Corporation Announces Second Quarter and Year-to-Date 2017 Results

Significant net income, EPS and EBITDA growth in second quarter and first half;
Reaffirms full-year outlook on all measures, except those affected by the significant earnings from a joint venture transaction

CHICAGO, Aug. 01, 2017 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its second quarter and first half 2017 results.

G Marc Baumann, President and Chief Executive Officer, stated, “The Company continues to perform well, with solid overall performance in the second quarter and first half of the year.   Consistent with our focus on increasing shareholder value, we’re pleased to have completed a transaction in the second quarter that resulted in earnings of $8.5 million, and net cash proceeds of $8.4 million, from our proportionate share of a joint venture transaction.  Even without this gain, we saw strong gross profit growth largely fueled by significantly lower healthcare claim costs.  We’re very pleased with our new business activity as well as strong results in our Airport Division, though our Commercial Division experienced somewhat mixed performance across vertical and geographic markets.  Gross profit growth coupled with continued reductions in G&A led to significant year-over-year growth in our second quarter operating results.”

Mr. Baumann continued, “We remain focused on driving long-term top-line gross profit growth and continue to be pleased with the traction we’re already getting on our key initiatives, including reducing our total cost of risk.  We’ve made significant progress in realigning our organization and implementing our vertical market strategy.  Consistent with our strategy to grow the hospitality vertical market, we’ve recently deployed dedicated resources and have been encouraged by the new business wins in this market.  We’ve also made good progress building up our revenue management capabilities, having recently launched a pilot program in one geographic market.  We believe successful execution of these initiatives will continue to position us well for sustainable, long-term growth.”

Financial Summary

In millions except per share	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
	Reported	Adjusted (1)		Reported	Adjusted (1)
Gross profit (2)	$57.5	$49.0		$47.0	$47.2
General and administrative expenses (2)	$22.5	$21.4		$22.1	$22.0
Net income attributable to SP Plus (2)	$16.2	$11.9		$6.5	$7.7
Earnings per share (EPS) (2)	$0.72	$0.53		$0.29	$0.34
EBITDA (1),(2)	$33.9	$26.4		$24.0	$24.3
Net cash provided by operating activities	$22.4	NA		$16.5	NA
Free cash flow (1)	$19.9	NA	(3)	$9.9	NA	(3)

In millions except per share	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
	Reported	Adjusted (1)		Reported	Adjusted (1)
Gross profit (2)	$98.0	$89.6		$85.4	$85.1
General and administrative expenses (2)	$43.7	$42.6		$46.7	$44.3
Net income attributable to SP Plus (2)	$22.2	$18.1		$6.5	$9.9
Earnings per share (EPS) (2)	$0.98	$0.80		$0.29	$0.44
EBITDA (1),(2)	$52.6	$45.2		$37.2	$39.4
Net cash provided by operating activities	$27.4	NA		$21.3	NA
Free cash flow (1)	$22.9	NA	(3)	$13.2	NA	(3)

(1) Refer to accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted earnings per share (adjusted "EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (adjusted “EBITDA") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger and integration costs, (b) non-routine asset sales or dispositions, including the earnings from a joint venture transaction, (c) non-routine settlements, (d) ongoing costs related to non-routine structural and other repairs at legacy Central Parking lease locations, (e) our equity method earnings in Parkmobile, and (f) the financial results of sold businesses impacting the relevant periods.    Please refer to the accompanying financial tables for a reconciliation of these adjusted items to U.S. GAAP.

(3) The Company no longer anticipates presenting adjusted free cash flow.

Second Quarter Operating Results

Reported gross profit in the second quarter of 2017 was $57.5 million, compared to $47.0 million in the same quarter of 2016, an increase of $10.5 million or 22%.  Of that increase, $8.5 million was related to earnings from the Company’s proportionate share of a joint venture (equity method investee) transaction.  On an adjusted basis, second quarter adjusted gross profit was $49.0 million, an increase of $1.8 million, or 4%, as compared to the second quarter of 2016.  Lower healthcare claim costs and the cumulative impact of net new business added during the period more than offset mixed performance at same locations in the Commercial Division, including some continuing challenges in the New York Metro market.

Reported general and administrative (“G&A”) expenses for the second quarter of 2017 were $22.5 million as compared to $22.1 million in the second quarter of 2016, an increase of $0.4 million or 2%.  Adjusted G&A expenses for the second quarter of 2017 were $21.4 million, a decrease of $0.6 million, or 3%, from the second quarter of last year, which continues to be driven primarily by past cost reduction initiatives.

Reported net income attributable to SP Plus was $16.2 million in the second quarter of 2017 as compared to $6.5 million in the second quarter of 2016.  EBITDA was $33.9 million for the second quarter of 2017, compared to $24.0 million for the same period of 2016.  Adjusted EBITDA increased by 8% to $26.4 million for the second quarter of 2017, compared to $24.3 million on the same basis in the second quarter of 2016.  Both reported net income and EBITDA benefitted from the Company’s earnings from a joint venture transaction of $8.5 million pre-tax, or $5.0 million after tax.

Reported earnings per share for the second quarter of 2017 was $0.72, as compared to $0.29 for the same period of 2016, with the earnings realized from the Company’s proportionate share of a joint venture transaction contributing $0.22 per share to the year-over-year increase.  Adjusted earnings per share was $0.53 for the second quarter of 2017, an increase of 56% compared to adjusted earnings per share of $0.34 for the second quarter of 2016.  In addition to growth in adjusted EBITDA, a significant decrease in depreciation and amortization expense, partially due to the fact that certain merger-related intangible assets have been fully amortized, contributed to the year-over-year increase in adjusted earnings per share.

Year-to-Date Operating Results

Reported gross profit in the first half of 2017 was $98.0 million, compared to $85.4 million in the same period of 2016, an increase of $12.6 million or 15%.  Of that increase, $8.5 million was related to earnings from the Company’s proportionate share of a joint venture transaction.  On an adjusted basis, first half adjusted gross profit was $89.6 million, an increase of $4.5 million, or 5%, as compared to the first half of 2016.  The Company experienced lower healthcare claim costs in the first half of this year, which significantly benefitted year-over-year growth in gross profit.  Airport Division performance as well as strong new business activity also contributed to year-over-year growth in gross profit.

Reported general and administrative (“G&A”) expenses for the first half of 2017 were $43.7 million as compared to $46.7 million in the first half of last year, a decrease of $3.0 million or 6%.  Adjusted G&A expenses for the first half of 2017 were $42.6 million, a decrease of $1.7 million, or 4%, from the same period of 2016, which continues to be driven primarily by past cost reduction initiatives.

Reported net income attributable to SP Plus was $22.2 million in the first half of 2017, compared to $6.5 million in the first half of 2016.  EBITDA was $52.6 million for the first half of 2017, compared to $37.2 million for the same period of 2016.  Adjusted EBITDA increased by 15%, or $5.8 million, to $45.2 million for the first half of 2017.  Both reported net income and EBITDA for the first half of 2017 benefitted from the Company’s earnings realized from a joint venture transaction of $8.5 million pre-tax, or $5.0 million after tax.

Reported earnings per share for the first half of 2017 was $0.98, as compared to $0.29 for the same period of 2016, with the earnings realized from the Company’s proportionate share of a joint venture transaction contributing $0.22 per share to the year-over-year increase.  Adjusted earnings per share was $0.80 for the first half of 2017, an increase of 82% compared to adjusted earnings per share of $0.44 for the first half of 2016.  Growth in adjusted earnings per share was fueled by growth in adjusted EBITDA as well as significantly lower depreciation and amortization expense, partially due to the fact that certain merger-related intangible assets have been fully amortized.

Net cash provided by operating activities for the first half of 2017 was $27.4 million, an increase of $6.1 million or 29% over the same period of 2016.  Free cash flow of $22.9 million was generated during the first half of 2017, as compared to $13.2 million generated during the first half of last year.  Significantly lower capital expenditures and improved working capital contributed to the year-over-year increase in free cash flow.

Recent Developments

SP+ Airport Services was recently awarded a multi-year contract to provide parking management, shuttle services, and gate security staffing at Raleigh-Durham International Airport.  The parking operation is comprised of 21,000 parking spaces located in the terminal garage and five surface lots.  The shuttle operation will transport over one-million passengers annually.

SP+ Airport Services was also recently awarded new contracts to provide parking management and shuttle services at Jackson-Medgar Wiley Evers International Airport in Jackson, MS, and valet parking services at John Glenn Columbus International Airport in Columbus, OH.

Recent SP+ Hospitality new business includes:

  A contract to provide valet parking services at the Westin Bonaventure, one of the largest hotels in Los Angeles. With over 100,000 square feet of meeting space, the Westin houses one of the largest hotel ballrooms in Los Angeles.

  A contract to provide front door and bell services in addition to valet parking services at the Kimpton Grand Hotel in Minneapolis, which continues the rapid expansion of the Company’s hospitality portfolio in Minneapolis.

  A contract to provide parking management services to the Kimpton Hotel Monaco in Baltimore, which represents the Company’s entry into the Baltimore hospitality market.

  A contract to provide 24/7 valet parking services at the AC Hotel Madison Downtown in Madison, Wisconsin, located one block from the state capitol.

During the second quarter of 2017, the Company’s contracts at a large international airport in the South and a municipal operation in Puerto Rico expired, and were not renewed.

2017 Outlook

The Company reaffirms its full-year outlook on all previously provided measures, except that reported EPS and EBITDA (on an unadjusted basis) will be favorably impacted by the $8.5 million pre-tax earnings ($0.22 per share, after tax) from the Company’s proportionate share of a joint venture transaction.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on August 2, 2017, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees and operates approximately 3,600 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports approximately 42 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2017 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; changing consumer preferences that may lead to a decline in parking demand; difficulty obtaining insurance coverage or obtaining insurance coverage at competitive rates; risk that insurance reserves are inadequate because losses are worse than expected; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; information technology disruption, cyber attacks, cyber terrorism and security breaches; adverse litigation judgments or settlements; breach of credit facility terms may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; failure of risk management and safety programs to reduce the cost of risk; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; weather conditions, natural disasters, and military or terrorist attacks, which may lead to emergency safety measures; adverse weather conditions that lead to fluctuating financial results; risks related to any acquisitions undertaken by the Company; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to the Company’s competitors or clients; availability of adequate capital to grow the Company’s business; the Company's ability to obtain performance bonds on acceptable terms; the impact of Federal health care reform; losses not covered by insurance; the Company’s ability to preserve long-term client relationships; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP, including gross profit plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and less gross profit impact related to asset sales or dispositions (also referred to as adjusted gross profit); general and administrative expenses less restructuring, merger and integration related costs, costs related to asset sales or dispositions, non-routine settlements, and costs incurred related to contemplated transactions (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, net income impact related to asset sales or dispositions, non-routine settlements, and costs incurred related to contemplated transactions, with all adjustments tax affected at a statutory tax rate of 41%, and eliminating non-routine tax adjustments (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, costs incurred related to contemplated transactions, and subtracting the EBITDA impact related to asset sales or dispositions (also referred to as adjusted EBITDA); and free cash flow.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow should not be considered in isolation of, or as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS, or net cash provided by operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The Company defines EBITDA, a non-GAAP financial measure, as U.S GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity.  Adjusted EBITDA further adjusts EBITDA by adding costs incurred related to non-routine items including, but not limited to, structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, non-routine settlements, and costs incurred related to contemplated transactions, and subtracting gross profit and G&A impacts related to asset sales or dispositions.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions and net proceeds from the sale of businesses), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentation of free cash flow has material limitations. The Company's free cash flow does not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets
(millions, except for share and per share data)	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Cash and cash equivalents	$27.5	$22.2
Notes and accounts receivable, net	120.0	120.7
Prepaid expenses and other	10.6	13.7
Total current assets	158.1	156.6
Leasehold improvements, equipment and construction in progress, net	28.1	30.9
Other assets
Advances and deposits	4.5	4.3
Other intangible assets, net	56.8	61.3
Favorable acquired lease contracts, net	25.9	30.0
Equity investments in unconsolidated entities	18.7	18.5
Other assets, net	17.1	16.3
Deferred taxes	18.8	17.9
Cost of contracts, net	10.1	11.4
Goodwill	431.6	431.4
Total other assets	583.5	591.1
Total assets	$769.7	$778.6
Liabilities and stockholders’ equity
Accounts payable	$108.0	$109.9
Accrued rent	23.1	21.7
Compensation and payroll withholdings	23.6	25.7
Property, payroll and other taxes	13.7	7.6
Accrued insurance	19.2	18.1
Accrued expenses	19.4	25.5
Current portion of obligations under Restated Credit Facility and other long-term borrowings	20.4	20.4
Total current liabilities	227.4	228.9
Long-term borrowings, excluding current portion
Obligations under Restated Credit Facility	148.7	174.5
Other long-term borrowings	0.1	0.2
	148.8	174.7
Unfavorable acquired lease contracts, net	35.7	40.2
Other long-term liabilities	64.7	66.4
Total noncurrent liabilities	249.2	281.3
Stockholders’ equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of June 30, 2017 and December 31, 2016; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of June 30, 2017 and December 31, 2016; 22,507,543 and 22,328,578 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively.	—	—
Treasury Stock, at cost; 305,183 shares at June 30, 2017 and December 31, 2016	(7.5)	(7.5)
Additional paid-in capital	253.6	251.2
Accumulated other comprehensive loss	(1.4)	(1.4)
Retained earnings	47.8	25.9
Total SP Plus Corporation stockholders’ equity	292.5	268.2
Noncontrolling interest	0.6	0.2
Total stockholders’ equity	293.1	268.4
Total liabilities and stockholders’ equity	$769.7	$778.6

SP Plus Corporation
Condensed Consolidated Statements of Income
	Three Months Ended		Six Months Ended
(millions, except for share and per share data) (unaudited)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Parking services revenue
Lease contracts	$150.9	$135.7	$281.7	$274.2
Management contracts	84.0	86.7	176.1	177.9
	234.9	222.4	457.8	452.1
Reimbursed management contract revenue	180.5	180.2	372.1	348.1
Total parking services revenue	415.4	402.6	829.9	800.2
Cost of parking services
Lease contracts	130.2	124.0	256.0	254.6
Management contracts	47.2	51.4	103.8	112.1
	177.4	175.4	359.8	366.7
Reimbursed management contract expense	180.5	180.2	372.1	348.1
Total cost of parking services	357.9	355.6	731.9	714.8
Gross profit
Lease contracts	20.7	11.7	25.7	19.6
Management contracts	36.8	35.3	72.3	65.8
Total gross profit	57.5	47.0	98.0	85.4
General and administrative expenses	22.5	22.1	43.7	46.7
Depreciation and amortization	4.8	9.8	11.4	19.0
Operating income	30.2	15.1	42.9	19.7
Other expenses (income)
Interest expense	2.3	2.6	4.9	5.4
Interest income	(0.2)	(0.1)	(0.3)	(0.3)
Gain on sale of business	(0.1)	—	(0.1)	—
Equity in losses from investment in unconsolidated entity	0.2	0.3	0.4	0.8
Total other expenses (income)	2.2	2.8	4.9	5.9
Earnings before income taxes	28.0	12.3	38.0	13.8
Income tax expense	10.7	4.9	14.0	5.8
Net income	17.3	7.4	24.0	8.0
Less: Net income attributable to noncontrolling interest	1.1	0.9	1.8	1.5
Net income attributable to SP Plus Corporation	$16.2	$6.5	$22.2	$6.5
Common stock data
Net income per common share
Basic	$0.73	$0.29	$1.00	$0.29
Diluted	$0.72	$0.29	$0.98	$0.29
Weighted average shares outstanding
Basic	22,190,421.0	22,344,898.0	22,178,143.0	22,336,693.0
Diluted	22,515,234.0	22,625,471.0	22,490,369.0	22,609,443.0

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows
	Six Months Ended
(millions) (unaudited)	June 30, 2017	June 30, 2016
Operating activities
Net income	$24.0	$8.0
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	11.8	18.9
Net accretion of acquired lease contracts	(0.5)	(1.0)
Loss (gain) on sale of equipment	0.1	(0.3)
Net equity in (earnings) losses of unconsolidated entities (net of distributions)	(9.5)	0.5
Gain on sale of business	(0.1)	—
Amortization of debt issuance costs	0.4	0.4
Amortization of original discount on borrowings	0.2	0.3
Non-cash stock-based compensation	2.0	2.1
Provisions for losses on accounts receivable	0.2	0.1
Deferred income taxes	(1.0)	1.0
Changes in operating assets and liabilities
Notes and accounts receivable	0.5	(9.1)
Prepaid assets	3.1	(5.0)
Other assets	(0.6)	(1.9)
Accounts payable	(2.0)	8.0
Accrued liabilities	(1.2)	(0.7)
Net cash provided by operating activities	27.4	21.3
Investing activities
Purchase of leasehold improvements and equipment	(3.5)	(8.6)
Proceeds from sale of equipment and contract terminations	0.6	2.9
Proceeds from equity method investee's sale of assets	8.4	—
Proceeds from sale of business	0.6	—
Cost of contracts purchased	(0.3)	(0.4)
Net cash provided by (used in) investing activities	5.8	(6.1)
Financing activities
Payments on senior credit facility revolver (Restated Credit Facility)	(212.1)	(190.8)
Proceeds from senior credit facility revolver (Restated Credit Facility)	195.8	189.4
Payments on term loan (Restated Credit Facility)	(10.0)	(7.5)
Payments on other long-term borrowings	(0.2)	(0.2)
Distribution to noncontrolling interest	(1.4)	(2.0)
Payments of debt issuance costs and original discount on borrowings	(0.1)	(0.1)
Repurchase of Common Stock	—	(0.6)
Net cash used in financing activities	(28.0)	(11.8)
Effect of exchange rate changes on cash and cash equivalents	0.1	—
Increase in cash and cash equivalents	5.3	3.4
Cash and cash equivalents at beginning of period	22.2	18.7
Cash and cash equivalents at end of period	$27.5	$22.1
Supplemental disclosures
Cash paid during the period for
Interest	$4.3	$4.7
Income taxes, net	$8.9	$4.2

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Gross profit
Gross profit, as reported	$57.5	$47.0	$98.0	$85.4
Add: Non-routine structural repairs and other	-	0.2	0.1	0.3
Add (subtract): Gross profit related to asset sales or dispositions	(8.5)	-	(8.5)	(0.6)
Adjusted gross profit	$49.0	$47.2	$89.6	$85.1

General and administrative expenses
General and administrative expenses, as reported	$22.5	$22.1	$43.7	$46.7
Subtract: Restructuring, merger and integration costs and non-routine settlements	(1.1)	(0.1)	(1.1)	(2.4)
Adjusted G&A	$21.4	$22.0	$42.6	$44.3

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$16.2	$6.5	$22.2	$6.5
Add: Non-routine structural and other repairs	-	0.2	0.1	0.3
Add: Restructuring, merger and integration costs and non-routine settlements	1.1	1.5	1.1	4.9
Add (subtract): Gross profit related to asset sales or dispositions	(8.5)	-	(8.5)	(0.6)
Add (subtract): (Gain)/loss on sale of business	(0.1)	-	(0.1)	-
Add: Equity in losses (income) from investment in unconsolidated entity	0.2	0.3	0.4	0.8
Net tax effect of adjustments	3.0	(0.8)	2.9	(2.2)
Add (subtract): Non-routine income tax	-	-	-	0.2
Adjusted net income attributable to SP Plus	$11.9	$7.7	$18.1	$9.9

Net income per share, as reported
Basic	$0.73	$0.29	$1.00	$0.29
Diluted	$0.72	$0.29	$0.98	$0.29

Adjusted net income per share
Basic	$0.54	$0.35	$0.81	$0.45
Diluted	$0.53	$0.34	$0.80	$0.44

Weighted average shares outstanding
Basic	22,190,421	22,344,898	22,178,143	22,336,693
Diluted	22,515,234	22,625,471	22,490,369	22,609,443

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income attributable to SP Plus, as reported	$16.2	$6.5	$22.2	$6.5
Add (subtract):
Income tax expense	10.7	4.9	14.0	5.8
Interest expense, net	2.1	2.5	4.6	5.1
Equity in losses (income) from investment in unconsolidated entity	0.2	0.3	0.4	0.8
Depreciation and amortization expense	4.8	9.8	11.4	19.0
Other, rounding	(0.1)	-	-	-
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$33.9	$24.0	$52.6	$37.2

Add: Non-routine structural and other repairs	-	0.2	0.1	0.3
Add: Restructuring, merger and integration costs and non-routine settlements	1.1	0.1	1.1	2.4
Add (subtract): EBITDA related to asset sales or dispositions	(8.5)	-	(8.5)	(0.6)
Add (subtract): (Gain)/loss on sale of business	(0.1)	-	(0.1)	-
Other, rounding	-	-	-	0.1
Adjusted EBITDA	$26.4	$24.3	$45.2	$39.4

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Operating income	$30.2	$15.1	$42.9	$19.7
Depreciation and amortization	4.8	9.8	11.4	19.0
Net accretion of acquired lease contracts	(0.1)	(0.6)	(0.5)	(1.0)
Non-cash stock-based compensation	1.1	1.5	2.0	2.1
Income tax paid, net	(8.0)	(3.6)	(8.9)	(4.2)
Income attributable to noncontrolling interest	(1.1)	(0.9)	(1.8)	(1.5)
Change in operating assets and liabilities	(3.2)	(3.0)	(14.7)	(10.1)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments, net	(1.8)	(6.1)	(3.2)	(6.1)
Cash interest paid	(2.0)	(2.3)	(4.3)	(4.7)
Free cash flow (1)	$19.9	$9.9	$22.9	$13.2

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net cash provided by operating activities	$22.4	$16.5	$27.4	$21.3
Net cash provided by (used in) investing activities	7.2	(6.1)	5.8	(6.1)
less: Proceeds from sale of business, net (a)	(9.0)	-	(9.0)	-
Distribution to noncontrolling interest	(0.8)	(0.5)	(1.4)	(2.0)
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.1)	0.1	-
Other, rounding	-	0.1	-	-
Free cash flow	$19.9	$9.9	$22.9	$13.2

(a) Includes proceeds from sale of equity method investee's sale of assets

SP Plus Corporation
Location Count

	June 30, 2017	December 31, 2016	June 30, 2016
Leased facilities	691	688	698
Managed facilities	2,938	2,966	2,959
Total facilities (1)	3,629	3,654	3,657

(1) December 31, 2016 and June 30, 2016 facilities are adjusted for Click and Park locations due to the termination of the transition services agreement

Contacts:
Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com